                                                                    Exhibit 23a





Plan Administrator
Symix Systems, Inc. 401(k) Plan:



We consent to incorporation by reference in the Registration Statement No. 333-43947 on Form S-8 of Frontstep, Inc., of our report dated June 8, 2001, relating to the statement of net assets available for benefits of the Symix Systems, Inc. 401(k) Plan as of December 31, 2000, and the related statement of changes in net assets available for benefits for the year ended December 31, 2000, and the related supplemental schedule, which report appears in the December 31, 2000 annual report on Form 11-K of Symix Systems, Inc. 401(k) Plan.





KPMG, LLP
Columbus, Ohio
June 28, 2001








                              Page 16 of 17 Pages.